UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2007

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 235-8062

NuWay Medical, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to a private offering that commenced in September 2006 (the “Fall 2006 Offering”) and originally scheduled to expire December 30, 2006, which date has since been extended, the Company is offering up to $1,000,000 of its convertible notes (the “Fall 2006 Notes”), which are due and payable on September 13, 2008 (the “Maturity Date”). Interest will accrue monthly and be paid annually on the Fall 2006 Notes, such interest to be paid in shares of the Company’s common stock based on the average closing price of the Company’s common stock for the 20 trading days preceding the interest due date. Purchasers of the Fall 2006 Notes will receive, for no additional consideration, stock purchase warrants (the “Fall 2006 Warrants”) entitling the holder to purchase a number of shares of Company’s Common Stock equal to the number of shares of Common Stock into which the investor’s Fall 2006 Note is convertible. The Fall 2006 Warrants are exercisable at an initial price of $0.05 per share, which exercise price is adjusted to $1.25 per share as a result of the 1-for-25 reverse stock split described in Item 8.01 below, and will expire on September 13, 2009.

The Fall 2006 Notes may be subordinated in an amount up to $5 million of additional debt financing that the Company may incur prior to the Maturity Date. The Fall 2006 Notes are convertible into shares of the Company’s common stock at an initial conversion price of $0.0275 per share, which conversion price is adjusted to $0.6875 per share as a result of the 1-for-25 reverse stock split described in Item 8.01 below. The Fall 2006 Notes now can be converted voluntarily by the noteholders at any time, and from time to time, prior to the Maturity Date. The Fall 2006 Notes can be converted mandatorily by the Company (i) on or after September 13, 2007, if the Company has received one or more written firm commitments, or has closed on one or more transactions, or a combination of the foregoing, of at least $3 million gross proceeds of equity or debt; or (ii) on the Maturity Date. Accordingly, in either of such circumstances, the Fall 2006 Notes may not be repaid in cash on the Maturity Date and may be converted, at the sole option of the Company, into shares of the Company’s common stock, on the Maturity Date. As described in Item 8.01 below, the Company’s stockholders approved an increase in the number of authorized shares of the Company’ common stock at a special meeting of stockholders held on March 15, 2007; therefore the prior restriction on voluntary conversions of the Fall 2006 Notes has lapsed and they now can be converted into shares of the Company’s common stock at any time.

From March 2, 2007, through March 21, 2007 the Company received gross and net proceeds of $135,000 from seven investors and issued Fall 2006 Notes which allow conversion into an aggregate of 4,909,090 shares of the Company’s common stock, or 196,367 shares of the Company’s common stock as adjusted to reflect the 1-for-25 reverse stock split described in Item 8.01 below, and Fall 2006 Warrants exercisable for a number of shares of the Company’s common stock equal to the number of shares of Common Stock into which the Fall 2006 Notes are convertible.

2

On March 21, 2007 the Company converted an aggregate $2,193,688 of principal and accrued but unpaid interest of convertible notes held by 91 investors. These notes had various maturity dates and provided for various conversion prices ranging from $0.025 to $0.005 per share prior to adjustment to reflect the 1-for-25 reverse stock split and were converted into an aggregate 151,817,95 shares of the Company’s common stock on a pre-reverse stock split basis, or 6,072,718 shares of the Company’s common stock as adjusted to reflect the 1-for-25 reverse stock split described in Item 8.01 below.

The Company also converted an aggregate $608,759 of accrued payables to five of its current or former officers and directors into an aggregate of 40,583,932 shares of the Company’s common stock, which is equivalent to 1,623,359 shares of the Company’s common stock as adjusted to reflect the 1-for-25 reverse stock split. The conversions described in the preceding sentence were effected at $0.015 per share, the closing price of a share of the Company’s common stock on the March 15, 2007 conversion date.

On March 21, 2007 the Company converted an aggregate $246,160 of accrued payables to thirteen of its current or former consultants into an aggregate of 11,837,500 shares of the Company’s common stock, which is equivalent to 473,500 shares of the Company’s common stock as adjusted to reflect the 1-for-25 reverse stock split. The conversions described in the preceding sentence were effected at various prices ranging from $0.008 to $0.025 per share, prior to adjustment to reflect the 1-for-25 reverse stock split.

The offerings and the sales of securities pursuant to the Fall 2006 Offering and the conversions described above are being made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Item 8.01	Other Information.

On March 15, 2007 the Company’s stockholders approved the filing of an amendment to the Company’s certificate of incorporation changing the Company’s name to BioLargo, Inc. The amendment to the certificate of incorporation was filed on March 16, 2007 with the Secretary of State of the State of Delaware. In connection with this name change, the Company has obtained a new trading symbol. The Company will continue to trade on the Pink Sheets under its new trading symbol “BLGO” effective March 21, 2007.

Also on March 15, 2007, the Company’s stockholders approved, and effective as of the close of business on March 19, 2007, the Company completed, a 1-for-25 reverse split of its common stock. Additionally, on March 15, 2007, the Company’s stockholders approved and the Company has filed, an amendment to the Company’s certificate of incorporation increasing the Company’s authorized capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock, on a post-reverse stock split basis.

3

Item 9.01	Financial Statements and Exhibits

None

Exhibit 99.1 - Press Release dated March 22, 2007

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2007	BIOLARGO, INC.

	By:	/s/ Dennis Calvert
Dennis Calvert
Chief Executive Officer

5